[POPULAR, INC. LETTERHEAD]

                                                                   Exhibit 99(a)



For additional information contact:                                News Release
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685
July 7, 1997


POPULAR, INC. EARNINGS FOR THE QUARTER AND SIX-MONTH PERIOD ENDED JUNE 30, 1997

        Popular, Inc. (the Corporation) announced net income of $51.1 million for the second quarter of 1997 for an increase of $5.0 million or 10.9% over the $46.1 million reported for the second quarter of 1996. On a per share basis, earnings (EPS) were $0.74 per common share, a 10.5% increase over the $0.67 per common share reported for the same period a year earlier. Average shares outstanding used in the above computations were 66,350,298 for the second quarter of 1997 and 66,001,180 for the same quarter of 1996. Net earnings for the first quarter of 1997 were $49.5 million, or $0.72 per common share, based on 66,121,855 average shares then outstanding.

        Return on assets (ROA) and return on common equity (ROE) for the second quarter of 1997 were 1.16% and 16.03%%, respectively, compared with 1.16% and 16.56% for the same period in 1996 and 1.19% and 16.32% for the first quarter of 1997.

        For the first six months of 1997, the Corporation's net earnings reached $100.6 million, compared with $91.2 million for the same period of 1996. EPS for the first six months of 1997 were $1.46 compared with $1.32 for the same period of 1996. ROA and ROE for the first six months of 1997 were 1.17% and 16.17%, respectively. For the same period of 1996 these ratios were 1.16% and 16.48%.

        The Corporation's results of operations for the quarter ended June 30, 1997, when compared with the same quarter of 1996, reflectd an increase of $22.4 million in net interest income coupled with an increase of $7.0 million in other revenues. These improvements were partially tempered by rises of $3.7 million in the provision for loan losses, $20.2 million in operating expenses and $0.3 million in income taxes.

        Net interest income for the second quarter of 1997 amounted to $190.6 million, an increase of 13.3% over the same period in 1996 and 5.5% higher than the first quarter of 1997. The growth in net interest income, when compared with the second quarter of 1996, was primarily due to the

2 - POPULAR, INC. 1997 SECOND QUARTER RESULTS

sustained loan growth, particularly in commercial loans, and to higher levels in the investment portfoliio, which contributed to an improvement of 31 basis points in the yield on earning assets. The improvement in the yield on earning assets was partially offset by a rise in the cost of interest-bearing liabilities, resulting from a higher volume of borrowings due to the decrease of $531 million and $329 million, respectively, in the average volume of certificates of deposits and borrowings from 936 companies and also due to arbitrage opportunities undertaken during the quarter. The net interest yield for the quarter ended June 30, 1997, was 4.56%, compared wth 4.48% for the second quarter of 1996. For the first quarter of 1997 the net interest yield was 4.58%. For the first six months of 1997, the net interest yield was 4.57%, compared with 4.47% for the same period of 1996.

        The provision for loan losses for the second quarter of 1997 amounted to $25.4 million compared with $21.7 million for the second quarter of 1996, for an increase of $3.7 million or 17.3%. The increase resulted from the growth in the loan portfolio, non-performing assets and net charge-offs. Net charge-offs for the quarter ended June 30, 1997, were $22.9 million or 0.90% of average loans compared with $18.1 million or 0.80% for the second quarter of 1996, and $17.9 million or 0.73% for the first quarter of 1997. As a percentage of averae loans, net charge-offs were 0.82% and 0.74% for the six-month periods ended June 30, 1997 and 1996, respectively. The increase in net charge-offs was primariy reflected in the consumer loan category, particularly personal loans, and is mostly related to higher delinquency levels and bankruptcies in both the U.S. and Puerto Rico. Non-performing assets were $212 million or 1.94% of loans at June 30, 1997, compared with $152 million or 1.64%, at the end of the second quarter of 1996 and $174 million or 1.76% at March 31, 1997. The rise in non-performing assets from June 30, 1996, was mainly attributed to an increase of $22 million in non-performing assets at Equity One reflecting the growth in its portfolio and the increased level of personal bankruptcy filings. Non-performing assets at Banco Popular de Puerto Rico (BPPR) also rose $16 million principally as a result of the classification on non-accrual of an $11 million commercial income-producing real estate loan in the Virgin Islands. In addition, the non-performing assets of the banks acquired during the quarter ended June 30, 1997, accounted for $23 million of the increase. As has been reported before, the Corporation reports non-performing assets on more conservative basis than most U.S. banks. The standard industry practice is to place non-performing commercial loans on non-accrual status when

3-POPULAR, INC. 1997 SECOND QUARTER RESULTS

payments of principal or interest are deliquent 90 days. However, the Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. Lease financing, conventional mortgage and closed-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

        Other operating income rose $3.4 million over the second quarter of 1996, to $54.1 million, led by an increase of $5.4 million in other service fees and $0.8 million in service charges on deposit accounts, partially offset by a decrease of $2.8 million in other income. Other service fees amounted to $24.8 million for the three-month period ended June 30, 1997, compared with $19.4 million for the same period a year earlier, reflecting a rise of $1.5 million in credit card fees due to increased merchant activity and card usage. Debit card fees rose $1.4 million principally as a result of the sustained growth in the volume of transactions at point-of-sale (POS) terminals, while fees related to the sale and administration of investment products rose $0.7 million mainly as a result of the sale of the Puerto Rico Investors Tax-Free Fund V. The decrease of $2.8 million in other income resulted from the recording of a loss of $3.6 million in the market value of a building which is held for sale.

        Personnel costs increased $7.0 million as compared with the second quarter of 1996. Most of the increase was mainly due to annual merit increases, business expansion and increased medical plan costs. In addition, the operations of Banco Popular N.A. (California), acquired in September 1996, plus the operations acquired during this quarter and the cost of personnel in the Florida credit card operations accounted for $2.2 million of the total increase. Other operating expenses increased $13.3 million, mostly in professional fees, other taxes, business promotion and equipment expenses. Professional fees rose $3.4 million reflecting higher consulting and technical support fees for business expansion and projects designed to enhance revenue growth. Other taxes increased $1.8 million as a result of the growth in the Corporation's business volume and the increase in the tax rate for personal property tax in the municipality of San Juan, Puerto Rico, where the corporation's headquarters are located. The rise in business promotion and equipment expenses reflected the development and promotion of new products and services, the costs related to the expansion of the electronic payment system and the institutional campaign launched in the continental U.S.

        The Corporation's total assets at June 30, 1997, amounted to $19.2 billion, compared with $16.4 billion at June 30, 1996. BPPR accounted for $2.1 billion of that growth, largely as a result

4-POPULAR, INC. 1997 SECOND QUARTER RESULTS

of the acquisition of Roig Commercial Bank effective on June 30, 1997. Also, National Bancorp. Inc. and CBC Bancorp, Ltd., acquired in May 1997, contributed with $524 million in assets. Total assets at March 31, 1997, were $17.4 billion.

        Total loans were $10.9 billion at June 30, 1997, or $1.6 billion more than the June 30, 1996 level of $9.3 billion and $1.0 billion over the March 31, 1997 level of $9.9 billion. Commercial loans accounted for the largest growth, particularly at BPPR, which increased $554 million. The merger with Roig Commercial Bank contributed $361 million of the loan portfolio increase at BPPR.

        The allowance for Loan losses at June 30, 1997, amounted to $207 million, or 1.89% of loans. This amount compares with $178 million or 1.92% at June 30, 1996, and $191 million or 1.94% at March 31, 1997. At June 30, 1997, the allowance for loan losses as a percentage of non-performing assets was 97.6% compared with 117.0% at June 30, 1996, and 110.0% at March 31, 1997. The
Corporation has consistently increased its allowance for loan losses to keep pace with the loan growth, the level of charge-offs and the increase in non-performing loans.

        Total deposits grew to $11.4 billion at June 30, 1997, from $10.6 billion at June 30, 1996, notwithstanding the reduction of $696 million in 936 deposits at BPPR. The acquisitions completed during the second quarter of 1997 contributed $1.0 billion in deposits. In addition, deposits at BPPR, excluding 936 deposits, rose $357 million. At March 31, 1997 total deposits amounted to $10.5 billion.

        Borrowed funds increased to $5.9 billion at June 30, 1997, compared with $4.4 billion at the same date a year earlier and $5.3 billion at March 31, 1997. Borrowed funds were used primarily to finance loan growth and arbitrage activities. Moreover, on May 23, 1997, the Corporation and two of its subsidiaries, filed a "shelf" registration with the Securities and Exchange Commission, which allow them to issue medium-term notes, unsecured debt securities and preferred stock in an aggregate amount of up to $1 billion. As of June 30, 1997, the Corporation had issued $30 million in medium-term notes under the new "shelf registration".

        At June 30, 1997, stockholders' equity totaled $1.42 billion, compared with $1.19 billion at the same date last year. Stockholders' equity was $1.29 billion at March 31, 1997. On May 8, 1997, the Board of Directors approved a stock repurchase program of up to 3 million shares of the

5 - POPULAR, INC. 1997 SECOND QUARTER RESULTS

outstanding common stock of the Corporation. As of June 30, 1997, the Corporation had purchased 380,000 shares under this program.

     The market value of the Corporation's common stock at June 30, 1997, was $40.375 per share, compared with $22.50 at June 30, 1996, and $35.50 at March 31, 1997. The Corporation's market capitalization at June 30, 1997, was $2.8 billion, compared with $1.5 billion at June 30, 1996, and $2.4 billion at March 31, 1997. at June 30, 1997, the Corporation's common stock had a book value per share of $19.41. During this quarter the Corporation issued 2,462,272 common shares in connection with the acquisitions of National Bancorp, Inc. and Roig Commercial Bank.

     As previously mentioned, during this quarter Banco Popular made progress toward its strategic plan of becoming the bank for the Hispanic population in the continental U.S. The Corporation acquired the operations of Seminole National Bank, now Banco Popular, N.A. (Florida), on April 30, 1997, which operates three branches in Sanford and Orlando, and launched a new credit card. In May 1997, the Corporation acquired National Bancorp, Inc. and CBC Bancorp, Ltd. National Bancorp, Inc. is the holding company of American Midwest Bank & Trust which operates two branches in Chicago, Illinois. CBC Bancorp has two banking subsidiaries, Capitol Bank & Trust and Capitol Bank of Westmont. These acquisitions in the continental U.S. added $272 million in loans and $441 million deposits. Besides these acquisitions, on April 25, 1997, the Corporation's shareholders approved the change of the Corporation's name to Popular, Inc. and Banco Popular began a national campaign emphasizing its corporate image and cultural strength in order to attract the Hispanic segment. Furthermore, in Puerto Rico, the Corporation completed the acquisition of Roig Commercial Bank on June 30, 1997, with its branch network of 25 branches mostly located in the eastern part of the island. The total loans and deposits acquired amounted to $361 million and $584 million, respectively.


                                     ***

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)                                                 Second         For the six months ended
                                                        1997             1996         Quarter                June 30
                                             ------------------------------------    1997-1996  -----------------------------------
                                                 Second      First      Second        Percent                              Percent
                                                 Quarter     Quarter    Quarter      Variance      1997          1996     Variance
                                             ------------------------------------    ---------  -----------------------------------
Summary of Operations

Interest income                                $359,005     $334,265     $309,975       15.82%     $693,270      $612,902    13.11%
Interest expense                                168,399      153.621      141,767       18.79       322,020       282,234    14.10
                                             ------------------------------------    ---------  -----------------------------------

Net interest income                             190,606      180,644      168,208       13.32       371,250       330.668    12.27
Provision for loan losses                        25,413       23,687       21,672       17.26        49,100        42,945    14.33
                                             ------------------------------------    ---------  -----------------------------------
Net interest income after provision
 for loan losses                                165,193      156,957      146,536       12.73       322,150       287,723    11.97

Other operating income                           54,124       55,482       50,718        6.72       109.606       101,043     8.47
Gain (loss) on sale of securities                 1,286       (1,660)         (20)                     (374)          709
Trading account profit (loss)                       878          433       (1,383)                    1,311          (445)
                                             ------------------------------------    ---------  -----------------------------------

Total other income                               56,288       54,255       49,315       14.14       110,543       101,307     9.12

Salaries and benefits                            67,651       65,045       61,766        9.53       132,696       123,499     7.45
Profit sharing                                    6,788        6,440        5,685       19.40        13,228        11,755    12.53
Other operating expenses                         77,668       70,640       64,393       20.62       148,308       127,289    16.51
                                             ------------------------------------    ---------  -----------------------------------

Total operating expenses                        152,107      142,125      131,844       15.37       294,232       262,543    12.07
                                             ------------------------------------    ---------  -----------------------------------

Income before income tax                         69,374       69,087       64,007        8.39       138,461       126,487     9.47
Income tax                                       18,283       19,548       17,952        1.84        37,831        35,290     7.20
                                             ------------------------------------    ---------  -----------------------------------

Net income                                      $51,091      $49,539      $46,055       10.93      $100,630       $91,197    10.34
                                             ====================================    =========  ===================================

Net income applicable to common stock           $49,004      $47,452      $43,967       11.46       $96,455       $87,022    10.84
Earnings per common stock                    ------------------------------------    ---------  -----------------------------------
New income                                        $0.74        $0.72        $0.67       10.87         $1.46         $1.32    10.40
                                                  -----        -----        -----       -----         -----         -----    -----

Average common shares outstanding            66,350,298   66,121,855   66,001,180                66,235,718    65,975,526
Common shares outstanding at end of period   68,236,048   66,121,855   66,001,180                68,236,048    66,001,180

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands)



                                                                                  SECOND       FOR THE SIX MONTHS ENDED
                                                    1997                1998      QUARTER               JUNE 30,
                                         --------------------------------------  1997-1996 ---------------------------------
                                          SECOND          FIRST        SECOND     PERCENT                             PERCENT
                                          QUARTER        QUARTER       QUARTER    VARIANCE    1997          1996     VARIANCE
                                      ----------------------------------------   --------- ----------------------------------
SELECTED AVERAGE BALANCES
Total assets                             $17,625,911   $16,916,854   $15,988,100   10.24   $17,273,341   $15,772,465     9.52
Loans                                     10,164,122     9,777,772     9,033,179   12.52     9,972,014     8,890,918    12.16
Earning assets                            16,732,491    15,855,669    15,020,119   11.40    16,296,502    14,825,513     9.92
Interest-bearing liabilities              13,726,865    13,147,072    12,464,300   10.13    13,438,570    12,336,934     8.93
Stockholders' equity                       1,326,195     1,279,553     1,167,856   13.56     1,303,003     1,162,372    12.10

PERFORMANCE RATIOS
Net interest yield                              4.56%         4.58%         4.48%                 4.57%         4.47%
Return on assets                                1.16          1.19          1.16                  1.17          1.16
Return on common equity                        16.03         16.32         16.56                 16.17         16.48

CREDIT QUALITY DATA
Nonperforming assets                     $   211,737   $   173,979   $   152,401   38.93   $   211,737   $   152,401    38.93
Net loans charged-off                         22,886        17,901        18,066   26.68        40,787        33,008    23.57
Allowance for loan losses                    206,695       191,360       178,330   15.91       206,695       178,330    15.91
Nonperforming assets to total assets            1.11%         1.00%         0.93%                 1.11%         0.93%
Allowance for losses to loans                   1.89          1.94          1.92                  1.89          1.92

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets                             $19,151,559   $17,401,458                         $19,151,559   $16,442,137    16.48
Loans................................     10,909,368     9,889,254                          10,909,368     9,279,332    17.57
Earning assets.......................     17,774,469    16,336,734                          17,774,469    15,333,607    15.92
Interest-bearing liabilities.........     14,851,191    13,560,511                          14,851,191    12,833,828    15.72
Stockholders' equity .................     1,424,131     1,287,515                           1,424,131     1,187,138    19.96


*Not on a taxable equivalent basis